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                                  EXHIBIT 99.1



                          ESSEX BANCORP, INC. ANNOUNCES
                           AGREEMENT TO SELL BRANCHES
                          AND OTHER SIGNIFICANT MATTERS


TO:  BUSINESS EDITORS                   CONTACT:  INVESTOR RELATIONS

FOR IMMEDIATE RELEASE                             (804) 431-5612



VIRGINIA BEACH, VIRGINIA, July 3, 1996. Essex Bancorp, Inc. (AMEX: ESX) ("Bancorp") today announced that its thrift subsidiary, Essex Savings Bank, F.S.B. (the "Bank"), had signed an agreement to sell its Norfolk, Portsmouth, Hampton, Newport News, and Grafton retail bank branches (the "Branches") to CENIT Bank, FSB ("CENIT"), a federal savings bank headquartered in Norfolk, Virginia. The sale of the Branches, which aggregated approximately $70 million in deposits as of June 30, 1996, is anticipated to close in the third quarter of 1996 and is dependent upon regulatory approval. This sale, in addition to the separate completed sale of the Bank's Charlotte, North Carolina branch in March 1996 and the upcoming sale to Centura Bank, Inc. of its Raleigh, Greensboro, and Wilmington, North Carolina branches (for which all regulatory approvals have been received), brings the total deposits sold and anticipated to be sold by the Bank during 1996 to approximately $171 million. The remaining retail branches of the Bank will include locations in Elizabeth City,


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North Carolina, and Emporia, Suffolk, and Richmond, Virginia, with approximately $117 million in deposits at June 30, 1996. After all anticipated sales are completed, the remaining Bank franchise will exceed its regulatory capital requirements by a greater margin, positioning it to pursue profitable expansion. The agreement with CENIT gives the Bank a limited opportunity to find a separate buyer for the Grafton branch, if the Bank can obtain favorable terms for such a sale.

In September 1995, Bancorp and the Bank merged (the "Home Acquisition") with Home Bancorp, Inc. and Home Savings Bank, FSB (collectively "Home"), which resulted in the successful culmination of Bancorp's efforts to raise capital for the Bank in excess of regulatory capital requirements in order to prevent its imminent seizure by the Resolution Trust Corporation.

The board of directors of Bancorp formed a special committee of the board, the Strategic Evaluation Committee (the "Committee"), in December 1995 to review strategic alternatives to enhance shareholder value. At the time of the Home Acquisition, management believed that the addition of Home's retail banking branches would create profitability and enhance franchise value. However, as previously reported, the combined operations of Bancorp and Home are not profitable and the Home retail banking branches require additional capital in order to be successful full-service facilities. Because the Bank's capital is not sufficient to allow for a major expansion plan or retrofitting strategy for underperforming branches, in early 1996, the


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Committee began assessing the viability of branch sales, as well as a concurrent comprehensive plan for general and administrative expense reductions, as a means to increase regulatory capital ratios and ultimately achieve improved profitability and franchise value. The need to accelerate measures to achieve profitability is heightened by the dilution of common stockholders' equity resulting from dividends on preferred stock issued in connection with the Home Acquisition. The dividends accumulate, on an annual basis, at approximately $1.4 million. The Committee retained an independent consultant to critically review Bancorp's business plan, which incorporated branch sales assumptions, and to suggest viable strategic options that may lead to enhanced shareholder value. The consultant's report, received in May 1996, validated the Committee's conclusions regarding the need for immediate branch sales in addition to those already negotiated for several of the Bank's North Carolina branches. Bancorp then proceeded to contact and negotiate with prospective acquirors.

As a result of the decision to sell the Branches, Bancorp plans to write down the net asset value of the Branches, including goodwill, to their estimated net realizable value through a second quarter charge to earnings of approximately $6 million. This write off will have no impact on the Bank's regulatory capital adequacy because goodwill is already deducted from capital in ratio calculations. Prospectively, the operations of Bancorp are expected to improve significantly through the write off of goodwill, the sale of unprofitable branches, and the reduction in operating expenses.


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In addition, Bancorp has tax net operating loss ("NOL") carryforwards approximating $19.9 million that begin expiring in 2006. The branch sales and related restructuring should facilitate Bancorp's ability to potentially realize the benefit of the NOL carryforwards. In addition, these NOL carryforwards offer a unique opportunity for Bancorp to pursue expansion or investment opportunities that could enhance shareholders' value.

In addition to the sale of the Branches, Bancorp announced an increase during the second quarter of 1996 in the specific loss allowance on the Bank's problem credit secured by a low-income apartment complex in Richmond, Virginia. This credit originated in February 1990 and has been modified several times since then in efforts to facilitate a renovation and sale of the apartment complex. Management concluded that the sale of the apartment complex will not occur in the foreseeable future despite ongoing efforts to rehabilitate the project. The reassessment of this credit has coincided with the completion of an examination of Bancorp and the Bank by the Office of Thrift Supervision. Management anticipates that a charge to earnings of approximately $800 thousand, before any additions to general reserves, will be required to increase the allowance to an adequate level. Management is of the opinion that after the branch sales and the additional loss provisions, the Bank will be well-capitalized from a regulatory capital standpoint.


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